Exhibit 10.2

May 29, 2025

Derrick Jensen
2727 North Loop West
Houston, TX 77008

RE: Transfer to Transition Employment Status

Dear Derrick,

On behalf of Quanta Services Management Partnership, L.P. (“QSMP”), we are pleased to offer you employment in Quanta Services, Inc.’s (“Quanta”) Key Employee Transition Program (the “Transition Program”) on the terms and conditions set forth in this letter, effective June 1, 2025. This change in employment status will have an impact on your work hours, compensation, benefits, and other related aspects.
The following outlines the material terms of your offer of employment in the Transition Program.
•Salary: Semi-Monthly Amount of $8,333.33 (Annualized at $200,000), payable in accordance with QSMP’s payroll practices.
•Cash Bonus and Equity Grants: Unless otherwise provided in a subsequent written agreement between you and Quanta or QSMP, you will not be eligible to participate in future bonus plans, nor be eligible for future grants under the Quanta Services, Inc. 2019 Omnibus Equity Incentive Plan (the “Plan”).
•Benefits: You are eligible to participate as outlined in the Quanta Key Employee Transition Program Summary.
•Employment Effective Dates: Your employment in the Transition Program will begin on June 1, 2025, and end on March 31, 2028.
•Job Title: Business Administration Advisor
You agree that, during your employment in the Transition Program, you will not engage in any other employment, consulting, or other business activity related to the business in which Quanta and its operating companies are now involved or may become involved during your employment. You also agree you will not engage in any activities that conflict with your obligations to Quanta. Further, you verify you will not bring or disclose any third-party confidential information or trade secrets to Quanta, including, but not limited to that of any former employer, and that in performing your duties for Quanta you will not in any way utilize such information.
This letter represents an offer of employment and is not an employment contract or guarantee of employment for any period of time. Your employment relationship with QSMP will be on an “at will” basis, meaning that either you or QSMP may terminate your employment at any time for any reason or no reason. Quanta and QSMP also reserve the right to modify or amend the terms of your employment at any time, for any reason.

Exhibit 10.2
Although your job duties, title, compensation, and benefits, as well as Quanta’s personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Quanta’s Chief Executive Officer.
This letter supersedes and replaces any previous discussions, representations, or agreements you may have had about the terms of your employment with Quanta, with the exception of any terms related to confidentiality, fiduciary duties, and/or obligations created under the Plan and any Award (as defined in the Plan) agreement.
Please sign this letter to acknowledge your acceptance of the terms of this offer letter, no later than 3 days from the date it is received. Once we have received your signed offer letter, Human Resources will contact you to go over remaining paperwork and next steps.

I agree to the terms of the offer letter set forth above.

/s/ Derrick Jensen______________________________
Derrick Jensen